EXECUTION





                GE CAPITAL MORTGAGE SERVICES, INC.

            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1996-16

                          TERMS AGREEMENT
                    (to Underwriting Agreement
                        dated May 22, 1996,
             between the Company and the Underwriter)


GE Capital Mortgage Services, Inc.               New York, New York
Three Executive Campus                            November 21, 1996
Cherry Hill, NJ 08002



           Lehman Brothers Inc. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1996-16 Certificates specified in
Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1996-16 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-3038). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

           Section 1. The Mortgage Pool: The Series 1996-16 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of conventional, fixed rate, fully amortizing one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of November 1, 1996 (the "Cut-off Date"):

           (a) Aggregate Principal Amount of the Mortgage Pool:
      $201,459,310 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance will be not less than $195,000,000 or greater than $205,000,000.

           (b) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in the Mortgage Pool shall be between 20 and 30 years.



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           Section 2.  The Certificates:  The Offered Certificates
shall be issued as follows:

           (a) Classes: The Offered Certificates shall be issued
      with the following Class designations, interest rates and
      principal balances, subject in the aggregate to the
      variance referred to in Section 1(a):
                                                  Class
                                                 Purchase
Class            Principal        Interest        Price
                  Balance           Rate        Percentage

Class A1       $27,430,000.00      6.875O%      99.609400%
Class A2        38,884,000.00      7.1250%      99.609400
Class A3         6,188,000.00      9.0000%      99.609400
Class A4        33,710,000.00      7.3750%      99.609400
Class A6        15,035,000.00        (1)        99.609400
Class A7         2,425,000.00        (1)        99.609400
Class A8         7,004,800.00      7.7500%      99.609400
Class M          3,525,000.00      7.7500%     100.000000
Class B1         2,519,000.00      7.7500%      96.593750
Class B2         2,518,000.00      7.7500%      93.984380
Class R                100.00      7.7500%      99.609400
Class RL               100.00      7.7500%      99.609400
Class PO           204,611.76      0.0000%      62.500000


      (1)  Interest will accrue on the Class A6 and Class A7
           Certificates at the respective rates described in the Prospectus.


           (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

           Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, November 27, 1996 (the "Closing Date").

           Section 4. Required Ratings: The Offered Certificates, other than the Class A7, Class PO, Class M, Class B1 and Class B2 Certificates, shall have received Required Ratings of "AAA" from Fitch Investors Service, L.P. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"). The Class PO and Class A7 Certificates shall have received Required Ratings of at least "AAA" from Fitch and "AAAr" from S&P. The Class M, Class B1 and Class B2


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Certificates shall have received Required Ratings of at least
"AA", "A" and "BBB", respectively, from Fitch.

           Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.







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           If the foregoing is in accordance with your
understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                               Very truly yours,

                               LEHMAN BROTHERS INC.



                               By:____________________________
                                  Name:
                                  Title:


The foregoing Agreement is hereby confirmed and accepted as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.



By:____________________________
   Name:
   Title:




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